Exhibit 99.1

(00:00):

Welcome everybody to Wall Street Reporters. Next super stock live stream where we bring those stocks, which have that 10 x to 100 x upside potential companies going after massive multi-billion dollar market opportunities that are at a key inflection point with multiple catalysts in place. And, uh, that brings us to Aditxt, ADTX on Nasdaq and, uh, the CEO Amro Albanna. Amro, welcome to the program.

Amro Albanna (00:29):

Thank you, Jack. Appreciate all you’re doing. Thank you.

Jack Marks (00:32):

Uh, Amro, so, look, I mean, I think the introduction kind of, uh, epitomizes, uh, Aditxt, I mean, you know, and also deep value right now, which I want to get into again, the stock is trading at, you know, valuation of, you know, $5 million market cap right now. Uh, and you know, based on everything you have the, you know, the, the assets, which, you know, we wanna get into the catalyst. I think it’s a very exciting time for investors. I, this is really the inflection point, or as we call, you know, the stock is in the, uh, 10 bagger window. You know, you got all, everything lined up, uh, and, uh, so that’s, we just need you to, you know, hit it out of the park now. So, with that said, for anybody new here, we’ve got a lot of new people watching. Can you tell us what is, you know, what’s kind of the business model of Aditxt? What do you do in the healthcare space?

Amro Albanna (01:23):

We accelerate promising innovation, Jack, that’s as simple as that. We are publicly owned innovation accelerator company. Uh, reality is there are innovations out there that hold the promise of addressing some of our most pressing health challenges, autoimmunity, cancer, women’s health, you name it. And those innovations typically do not get the opportunity to be commercialized. So we founded Aditxt as a publicly owned company to advance some of these promising, some of, some of these most promising innovations, again, that could address autoimmunity or cancer. That’s, that’s what Aditxt is all about.

Jack Marks (02:01):

Okay. And what, so you have a couple of different, um, you know, subsidiaries, you, you, you have an acquisition coming up. Tell us about the different, you know, the, the different assets that are inside of the company right now.

Amro Albanna (02:14):

So we currently have two subsidiaries, uh, Adimune, which is going after autoimmunity. And we have Pearsanta, which is going after early disease detection, starting with prostate cancer, or cancer in general, but starting with prostate cancer and endometriosis. Those are the two existing subsidiaries right now. And we’ll talk a little bit more in details. And then we, we have a pending acquisition, Evofem. Evofem is also a publicly traded company, uh, focused on women’s health. Uh, they are revenue generating, uh, they reported almost $20 million last year. Evofem is truly an excellent example of our business model and how, how critical it is for companies like Evofem. Evofem holds tremendous opportunity, we believe, just like our other companies. And making it part of Aditxt is key for them, realizing their true potential and true opportunities. And again, we’ll talk about each company in more detail. So these are the two that we currently have, and Evofem with a target closing by end of September.

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Jack Marks (03:16):

Okay. So that’s very interesting. So, uh, Pearsanta and Adimune, those are still early stage. There’s, there are, those are just, uh, I guess, you know, they’re, they’re going, you know, you’re advancing them towards commercialization, but we, and we’ll kind of talk about where they are, but with Evofem, you are act, you know, once that deal closes, you are actually gonna be a revenue generating company. Aditxt will be a revenue generating company. So they’re doing, uh, roughly we’re, we’re saying $20 million in revenues. So look, one of the comp in the space, and again, women’s health space, like, uh, in, in, in healthcare companies, what are, what, what, what are the multiples, uh, for revenues typically?

Amro Albanna (03:54):

Right. And, you know, again, I just, I mean, obviously I always have to mention this, there are certain conditions that we have to meet to be able to close it, including share shareholder approval. Their shareholders have to approve the transactions, senior notes on and so forth. And that’s all reported publicly. But, you know, when you look at comms, I think when you start looking at women’s health in general, this is an area that truly has seen, you know, really not much attention when it comes to innovations. And Evofem is well positioned to begin addressing. Um, you know, this field starting with non-hormonal birth control. It’s an FDA approved product, and in fact, they also acquired another FDA approved product, Solosec, with our support last year. So when you talk about comp, I mean, it really depends whether you’re looking at it based on revenue, multiple revenues, whether you’re looking at it as multiple of EBITDA, or whether you’re looking at it as a growth comp of what potentially Evofem can be.

(04:50):

So without providing guidance on Evofem or any projections, look, $20 million is what they reported end of 2024, 19 million and change, where we see Evofem going, expanding their product portfolio, which is definitely something we’re, we’re looking at. And we’ve shown that we expanded or supported them expanding their product portfolio with Solosec and expanding their market share in the US and abroad. And in fact, they also just announced a, another relationship to, to begin expanding outside the us. So whether you’re looking at comps from revenue, EBITDA, or potential, Jack, uh, still, um, it’s, it’s, it’s a great opportunity that can be realized, we believe.

Jack Marks (05:37):

Okay. But like, you know, so we’re talking about basically what, five times the revenues, 10 times, you know, 10 x, uh, revenues, multiples. What are the comp? I think there are somewhere in the five, between five and 10 X or more.

Amro Albanna (05:48):

It, it can be, it certainly can be. I mean, again, you know, without providing any guidance on what the value could be. I mean, look, um, if it’s a growth story, then you’re gonna start seeing multiples to be higher because there is a lot of room for growth. Um, okay. You know, with product portfolio, expanding their product portfolio and expanding their markets, then I believe that your multiples will be higher because it’s gonna be based on growth, not, [inaudiable] growth. That’s it.

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Jack Marks (06:16):

Okay. So, so you have, so you have a plan to basically to scale up their business, you know, because it’s kind of like a platform, right? It’s kind of like a platform company where you can have other, other, uh, products in there, et cetera.

Amro Albanna (06:30):

Exactly. Whether you’re talking about, uh, retail outlets that they have, whether, you know KOLs, whether it’s, um, uh, physician network that takes quite a bit of time and investment to have a platform like Evofem. Not to mention really starting with a team that, that is committed and understands women women’s health. So Saundra and her team, Saundra, as being the CEO, she understands that field. And that’s really what we look for in, in, in Aditxt is a team and leadership that understands the market. And with our support, they can grow in that market. But just on Evofem, which again, I know we’ll talk about Pearsanta and Adimune here. Um, you know, with, with Evofem, assuming we close the transaction, Jack, now Aditxt goes from transitions from speculative stage company, like many, many micro cap companies to a company that can show real fundamentals in terms of income statement, balance sheet. And that’s where we’re pushing Aditxt towards fundamentals, um, beyond speculative stage. And that’s key for us.

Jack Marks (07:34):

Yeah, absolutely. Uh, I mean, that, that’s, uh, that’s where the inflection point happens. Now, what about, uh, let’s talk about, uh, tell us a little bit more, maybe if we can get into some details about Adimune and Pearsanta. What it drill down to some of the details? What are the, what do those, uh, operation, uh, subsidiaries do?

Amro Albanna (07:52):

Sure. So let me take it in this order, because, you know, with, with Evofem, you know, if we close the transaction, that becomes the first, you know, revenue generating under Aditxt, right? And we discussed what they reported last year. So let’s begin with Pearsanta, because Pearsanta is near commercialization. And the whole concept of Pearsanta, and the reason we actually did the acquisition, the asset acquisition, couple of them that we did last year, um, is the fact that we believe the best way to address a disease has to begin with early detection. I mean, let’s take cancer. I think all your viewers right now, uh, you know, they agree with the fact that the earlier you detect cancer, the better. I think that’s a fact that we all agree and, and the word cancer, nobody wants to hear. So imagine if we have the ability to early detect cancer with more precision.

(08:48):

So with our acquisition of the Mitomic platform, which basically uses mitochondrial DNA to detect cancer, um, we’re positioning Pearsanta where we can, where we can bring this platform to commercialization as early as end of the year or Q1 of 2026. The key is to have existing infrastructure. And that’s really important for your audience to understand that we’re not talking about ideas, we’re not talking about just, you know, inspiration. Pearsanta has an existing infrastructure, including CLIA-CAP monitoring center laboratory, in Richmond, Virginia, with, with qualified staff that’s pushing towards validation, validating the assay that, that basically the test. So our goal is by end of this year or Q1 of next year, for Pearsanta to transition to commercialization, yet another inflection point for Aditxt that it’s in the near term, relatively speaking.

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Jack Marks (09:47):

So what they need, uh, what’s what, so what’s the path from where, where we are now to get to that, uh, you know, FDA clearance? What’s the, what, what, what’s, what are the milestones between now and, you know, and, and, you know, next, next six months, let’s call it?

Amro Albanna (10:03):

Right? So regulatory approval, I’m glad you asked that question. It’s not really an FDA, uh, process. It’s a CLIA-CAP, which is required by laboratories where the test is not being conducted by the consumer. It’s actually being processed inside our lab. So you have very rigorous regulations like CLIA and CAP, including the staff, uh, the team, the infrastructure, the way we validate the tests, and that’s in place, and that’s what the team is doing right now to validate those to go commercial by end of the year or Q1. Once you go commercial, we start, obviously, you know, once we’re ready, we start engaging with distributors to be able to bring those tests, uh, to the, you know, commercially in the US, Europe, and beyond. So Pearsanta is near commercialization.

Jack Marks (10:52):

Okay. So this, okay, so the, there is no, so there, there is, you don’t need FDA approval for this. You’re basically, you’re right. It to go, uh, what and which, what kind of cancers, what’s, and what, what, what kind of diseases, uh, does, does this detect?

Amro Albanna (11:05):

So we’re starting with prostate cancer, um, as a test, and while it’s not, uh, oncology related test, it’s endometriosis. So endometriosis is the second test that we’re gonna bring up, and it’s a women’s health related, and now that gives you an example, Jack, actually, of how our companies can also work together, where Pearsanta launching endometriosis with Evofem can also be a channel for this test, because it’s related to women’s health. Yeah.

Jack Marks (11:36):

Synergy. You have, you have course marketing synergies. Okay.

Amro Albanna (11:39):

So these are the first two tests, and then we’re planning lung cancer and, other types of, uh, ovarian cancer, breast cancer beyond the initial launch.

Jack Marks (11:49):

And, and how does, how would this differentiate? How do you differentiate from like other, you know, other, other, um, uh, you know, diagnostics out there in the market like this?

Amro Albanna (12:00):

Right. So, you know, we actually have, you know, publications to show why, uh, mitochondrial DNA can be used for earlier detection with more precision. That’s gonna be key. And when it, especially when it comes to cancer, like I mentioned, uh, the key is gonna be early detection with precision. And that’s really the differentiation between us, uh, Pearsanta in particular and other tests. Um, we from, you know, from our point of view right now, and even based on some data points from the company that we acquired, the asset from, MDNA, we know that there is interest in the market. There is no doubt that there is interest in the market. The question is how fast we can get it out there, um, to, to, to really transition to this commercialization stage.

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Jack Marks (12:48):

Okay. How big these, how, you know, so you are basically, you’re, you’re entering commercialization, you could be enter, you know, again, the commercialization will start, uh, could be we’re already in July, almost. So, you know, 4, 4, 5, 6 months from now, uh, is, is, you know, when you can start generating revenues. What, um, what do you, how big is the opportunity in terms of what’s, what, what do you, can you talk about, like, what do you, you might be able to generate like your one or long term, two, three years out, what do you see as the, as the upside potential here?

Amro Albanna (13:21):

Yeah, so I’ll tell you, I’ll provide data points without providing projections. Again, it’s something that we, we avoid, but I’ll at least I’ll provide data points. Look, um, right now there is a range. When it comes to the test, it’s probably about $200 to $400 per test, generally speaking. Obviously, there are always exceptions, but that just gives you a little bit of concept of what we’re looking at. Uh, potentially we can bring the cost as low as $40. Again, they’re always, they’re always, you know, more specifics. But, but I’m just providing general idea of what the test could, you know, could be priced at what the cost is. Um, you know, there is overhead and all kinds of stuff, but when it comes to cancer, Jack, again, whether you know anyone who’s listening to this, we all understand that cancer can affect every single person on this earth, period.

(14:10):

You know, this is not, you know, about addressable market, this is not about target market. Every single person, uh, does not want to hear the word cancer, whether it’s about their family members, loved ones themselves. So the market does exist. The question is, you know, how fast can we push to get these products out and begin developing new products? Um, the price point you gotta keep in mind, obviously is market dependent. I mean, there are, you know, once we go international, there will be some limitations on pricing. But, you know, you know, is it, is it a hundred thousand tests a year? Is it a million tests a year? Is it 10 million tests a year? Is it 20, 30 million tests a year? Right? But it just provides enough data points to begin to understand that if things work a according to plans, you understand that the opportunity we’re looking at is not small opportunity.

Jack Marks (15:03):

Yeah. So it’s very interesting. Okay. So that’s, uh, so, so basically you have, you have, you know, a couple of months from now you could have Evofem, which is already, you know, generating, I mean, six months from now you could, you could be in a position where you have Evofem generating again, you know, run rate of 20 million plus, you could have this, uh, you know, cancer detection business, which again, revenue generate, you know, you can’t say just yet. You don’t wanna make projections, but it could be, you know, it could be big. We’ll know, we’ll know probably, um, maybe within a couple months after launch what, you know, what, uh, how things are looking. Uh, now what about, uh, Adimune? Tell us about that business. Yeah,

Amro Albanna (15:40):

Adimune, I describe it as the sleeping giant. Adimune is a therapeutic. So by its definition, therapeutics usually take, well, normally take longer time, right? And you, you, you gotta begin with the challenge. Aditxt, we always look at what the opportunity is based on the challenge that exists out there. So autoimmunity, whether it’s type one diabetes, multiple sclerosis, uh, psoriasis, you name it, there are 80 to 100 different autoimmune diseases. Generally speaking, the approach has been, you know, one form or another of immunosuppression. So your immune system is attacking your own cells, and you get some type of immunosuppressants to slow down the, you know, the rejection by your own immune system. The whole concept of Adimune and what it’s working on, imagine if we can retrain your immune system to stop it from attacking your own tissues. And instead of using immunosuppressants, that’s the bigness of Adimune. Now, how, you know, I’ll say, how real is it and how big is it, right?

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Jack Marks (16:44):

Mm-hmm <affirmative>.

Amro Albanna (16:45):

So with Adimune, since the acquisition of the assets, uh, and we, you know, we, we’ve been pushing, our team has been pushing forward. We brought it from basically set of patents, set of ip, and yes, there were some, some data, but that was pretty early stage to the point where we’re pushing to file with regulatory as early as Q4 of this year to begin the first human trials, first half of 2026. So we’re not talking about five years from now, or 10 years from now, we’re talking about human trials, assuming we get approvals, of course, in the US with the FDA and in Europe. So Europe, we’re looking at type one diabetes and psoriasis. In the us we’re looking at stiff person syndrome. Um, working with the Mayo Clinic, again, that’s, that’s public stuff that’s out there. So getting into human trials is a major inflection point for a company like Adimune, right?

(17:37):

Um, and getting that approval, of course, the next inflection point will be to show safety. The next point will be to show efficacy. And you can see where Adimune can be. So starting with Evofem, right? Revenue generating, if we close it, revenue generating, and it’s all about growth and expansion, then you’re followed by Pearsanta, near commercialization, switching from pre-revenue to revenues with addressing cancer and early cancer detection, followed by Adimune, which is looking at filing with regulatory Q4 with the goal of getting into human trials in first half of 2026. So you can see how many inflection points we have. And in near term, where it’s not five years from now or 10 years from now, that’s really where Aditxt as a company is.

Jack Marks (18:27):

Yeah. So it looks like, again, multiple shots on goal. Again, these are near term catalysts. All of these are, you know, potentially, you know, billion dollar market opportunities. Uh, again, they’re still early stage, you know, Evofem, you know, revenue generating, but still relatively early stage, because I think, I think that they went into commercialization, not, not too long ago. The, the company hasn’t been around that long, right? Evofem?

(18:49):

Evofem? Or I’m sorry, Pearsanta?

(18:51):

Evofem as, as a, as a revenue commercial, as a commercialization, uh, commercial.

Amro Albanna (18:55):

Yeah, they, they, early, early 2020s. So 2021, 2022, I believe. Yeah. So yeah, relatively, relatively young when it comes to products on the market.

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Jack Marks (19:04):

And then you have Pearsanta, uh, Adimune. What, uh, okay. So Adimune, this space, um, again, what, what are the, what are the comps in the space like, uh, other autoimmune companies at that early stage, you know, let’s call preclinical or phase one. What, what are these things? What are these stocks trading for?

Amro Albanna (19:22):

Yeah. So,

(19:25):

Yeah, so look, um, you know, again, I I, I don’t wanna, I don’t wanna provide any guidance in terms of share price or forecast, of course, but can provide data points, right? Autoimmunity is obviously a major, major health challenge, and, you know, represents a major opportunity, no doubt. Type one, diabetes, psoriasis, multiple sclerosis, so on and so forth. So from our point of view, Jack, we do not see Aditxt driving Adimune all the way to commercialization, meaning actually selling drugs in, in, in hospitals and, and pharmacists, we’re not, Adimune is slightly different. Where our goal is to actually get it to the point where it’s in human trials show safety. If we do show safety, and if we do show efficacy, you partner with a major pharma to actually come in for a co-development licensing deal. So online, you can look at some of the comps, you typically see multi-billion dollar deal that is milestone based.

(20:27):

So you finish, you know, you finish, if you show safety, here is a payment. If you show efficacy, here is a payment. If you get to commercialization, there is royalty. So those deals exist. And when it comes to immune modulation, which is the, the area that Adimune is, I can tell you relatively speaking, very, very few competitors, very few competitors, and the field is hungry for new approach to autoimmunity, right? So our plan, again, with Adimune, we don’t, you know, it’s, you know, it, it’s really not our DNA no pun intended to take it all the way to pharmacies. It’s important for us to get it to human trials, show safety, if we can show efficacy, if we can, and that becomes our capitalization event.

Jack Marks (21:13):

Oh, okay. So interest, okay, so basically, so you want to, you would develop it, but you’re not gonna become a pharma company. But Evofem is, it is a, it is basically a pharma company, Evofem, I mean, basically it’s a, so yeah.

Amro Albanna (21:27):

Yeah. So that’s actually what’s nice about Aditxt as a model. So you have Evofem, which is more revenue and revenue growth, right? Then you have Pearsanta, which is the same thing, revenue and revenue growth. And you have Adimune, which is slightly different, where it becomes more of a, you know, more of a special event type. If we do a co-development deal, and it’s a substantial deal. It’s, it’s a, it’s a different model that has these mix revenues, income statement, and, and, you know, some of these, uh, special capitalization events.

Jack Marks (22:00):

So, you know, Amro, it’s, it’s, it’s really interesting because you know what you are really doing. It’s, it’s kind of like, again, you, you’re, you’re finding these different assets, uh, you know, getting, creating value, right? So, uh, it’s a, so really, the company’s more of like a, a a deal shop, right? You’re looking for these opportunities, uh, and you create, these are all potentially, you know, unicorns, right? These are little, like little baby unicorns, potentially, right? Early stage unicorns. Uh, and you have like this, uh, little, like a unicorn farm. It’s not just one potential unicorn. You have multiple little baby unicorns, and then you see which, you know, how they’re gonna actually grow, you know, what size they’re gonna grow to. Um, so the, the, the question is, would you consider, is in terms of creating the value, it seems like there would be much more value created if you actually would be able to maybe have you given thought to maybe spinning these out as each, as independent companies as a dividend to shareholders. ‘cause that’s what we’ve seen that model work really well for, for companies in the past.

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Amro Albanna (23:02):

Uh, quick answer is yes, that’s our, you know, again, not to sound, you know, <laugh>, it’s, it’s, um, A-B-C, we acquire, we build, we capitalize, right? So we bring a company that we truly believe can address a major opportunity, but requires the business infrastructure, right? The business infrastructure, not just capital. I mean, we look, we’re young, we need capital just like anyone else, but requires innovation, requires operational scalability, requires manufacturing, requires maybe communications, requires, um, you know, to be, you know, a a public company access to capital markets. You- Aditxt brings this environment to these companies that can truly achieve major milestone. Yeah. Bring ‘em in house, build them, and spin ‘em off. What, you know, that could be a co-development licensing deal, could be an acquisition even, could be on IPO in the case of Pearsanta, right? And, you know,

Jack Marks (24:00):

I, I see, like, for example, I, I was just talking to another, um, uh, one of, one of our other companies. So there, there is, we’ve seen different companies in different industries kind of do this model. Like there was one in the, in, back in the day, Safeguard Scientific, which was, yeah, huge home run that was like a hundred bagger stock, or much more actually. Uh, and they were doing spin outs as dividends to their shareholders. Every, every like year or two years, you know, shareholders would get a spin out, a dividend of one of these assets. Uh, then we see right now, who’s done this very well is, uh, Interactive Corp. IAC, which was originally was like a, I think it was like a 70 cents stock, and then went with like $200 or more with splits and all that. But they spun out, they spun out, like, um, uh, uh, what did that, you know, they’re the big internet company. I think it was Expedia, Match Group, uh, uh, what did they just do? They just did, um, Vimeo. So they, a bunch of these other things. So those are all, and, and some they spun out as, as dividends to shareholders. Others, like you’re saying, they, they sold off, they did whatever to create value. But there, the, the main thing was to find these kind of assets. They were doing it in the media space, the dotcom space, e-commerce space, whatever. Um, you are doing it in the healthcare space, essentially.

Amro Albanna (25:16):

Yeah. Another, another good example of the model is Roivan, uh, ROIV, right? Uh, Roivan is, is, you know, look, if you look at their history, and, you know, I believe their inflection point was their first spinoff or first monetization, right? It’s a model, again, where our product, Aditxt product is a business. You, you, you identify a business with opportunity, you build it, you spin ‘em off. That’s actually our product, right? And we, we must, we must show that first success, first monetization, right? Mm. Where now you can begin, you know, we all, we all understand how it works. If you can show, if you can show stakeholders that this model actually works, starting with one, then you’ll have more opportunities at bringing in more assets, more capital, more expertise, and off we go. And that’s really key. I believe, Jack, especially in an environment like this, when it comes to biotech, we all understand in general, again, especially for a, a small company trying to commercialize a single molecule, it’s a binary outcome.

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(26:22):

It either goes big or it goes nowhere, right? Aditxt is, is, is what we believe is, is an approach that’s desperately needed to not just bet on one technology. You have multiple innovations with the right environment to increase the probability of success. That’s, that’s why we put Aditxt in it being a public company, the reason we wanted to have to be a public company is to provide the opportunities for those investors that are interested to become a part of this model with multiple opportunities, right? And as a public company, there’s the reporting transparency, everything that comes as part of a, as part of a public company, including obviously all the disclosures we have to make.

Jack Marks (27:10):

Yeah, I mean, you kind of, yeah, again, it’s very similar. Again, I, I’m using IAC, Roivan. I, I’m, I’m not, as I, I know IAC ,I remember the, they’ve been around almost 30 years. They’ve done, I mean, they’ve had an, I mean, phenomenal creation of value. It was out multiple hundred bagger, um, and Roivan. Uh, so yeah. So there, there is massive, massive up upside potential here. Uh, tell us, can you tell us a little bit about, you know, your background kind of, so, and, and the team that you have that is gonna be putting, you know, uh, creating this value here in all, in all these different assets?

Amro Albanna (27:45):

Yeah. This, this type of company, especially something like Aditxt requires a multidiscipline team. Absolutely. We are entrepreneurs. We are innovators. We’re biotech scientists. We’re operational, uh, team. We, we understand manufacturing. We understand M&A, we understand regulatory environment. And running a public company, all that has to come into one and converge in one team to be able to do something like this, Jack. And I’ll tell you, it’s not just the Aditxt team. It’s critical for us to highlight the strength of Aditxt can only be achieved by the strength of the team of each company. So,Adimune, it’s run and led by Dr. Friedrich Kapp when it comes to, uh, therapeutic development. He knows, he knows, he knows the path, and we are in a role to support him. When it comes to Pearsanta, it’s led by Chris, uh, who is the president of the company. He understands the diagnostics industry. And when it comes to Evofem, run by Saundra and her team, so that the convergence of a team that is focused on building businesses in partnership with a team, at the company, at the subsidiary level that understands the vertical is key to a success, to the success of a model like Aditxt.

Jack Marks (29:04):

Yeah. No, this is very interesting. I mean, again, the thing, the thing that I, I’m, I’m looking at purely from the investor’s perspective. Uh, what I like about this is, again, you know, for investors, the, the, the price you pay is, I mean, that’s, that’s the most important thing, the entry point. That’s, so, you know, right now, you know, the stock is trading at a $5 million valuation with all, with all these assets. Uh, some are early stage, some are. So it’s, and, and I think the problem, I think part of the problem and part of the big opportunity is the market’s not quite sure how to value this, right? Because Evofem hasn’t closed yet. There’s, there’s things out there. We, you know, there’s unknowns, there’s unknown variables. You have, uh, product, you, you have, uh, you know, Pearsanta that’s, again, six months out to commercialization.

(29:47):

You have, uh, Adimune again, early stage. Uh, I think, I think frankly, if you had just, uh, only Adimune in the company, you’d have this thing would be worth at least 5 million by itself. So, like, this stock is deeply undervalued because you have these different assets, and the market, again, doesn’t quite understand what to make of it just yet. Obviously, the stock is starting to move. There’s, there’s more eyeballs on it. As we see more milestones, you know, these, this is the way the, these things grow. People, you know, all of a sudden, you know, the momentum starts. Um, Amro I want to ask you what, um, what is your vision? What’s your vision for, like, what will Aditxt look like? Again, assuming everything goes right, which it never does, but let’s, assuming everything goes right, what will the company look like, uh, two years from now?

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Amro Albanna (30:37):

So you look at the two key components of Aditxt in order to be able to paint a picture of what the company could look like. One showing that we can identify a, a true opportunity and a true challenge, and we can provide a real solution, real life solution that Aditxt has delivered, and that will open up the floodgates for other opportunities. Once you show success in autoimmunity. Imagine Aditxt as a company, as a young company, unknown company, and I appreciate your efforts on helping us create this awareness. Imagine Aditxt as a company and as a model, bringing a potential therapeutic and a potential cure for autoimmunity or for cancer detection, or for women’s, uh, for, you know, women related, uh, diseases. And showing that we have many more to, that we can actually access, whether it’s Down’s syndrome or any other diseases that we’re, you know, that we’re, we’re contemplating.

(31:42):

That’s number one, Jack. But number two, having shareholders engaged in the process is key. The reason we’re doing this, look, I mean, again, we’re, we’re young company, but you know, when you and I are, when, when you and I talked, I said, there is nothing more I want than engaging our shareholders and stakeholders. Yeah. We want ‘em to know what the opportunity is, and we want ‘em to know what the challenges are. So two, three years from now, imagine having a, you know, you know, having a broad base of shareholders where we’re able to share with them the things that are happening and, and, and, and the things that we are working on. So they’re not just learning about the company through their Ks and Qs, but they’re truly engaged in the whole process, because that’s gonna be key to the success and the scalability of Aditxt. And especially,

Jack Marks (32:34):

Especially if you do a couple of spin outs as dividends, then, then, you know, I think that that’s really, that’s, that’s the real flex one that that really puts you on the map, I think. Then you have, you create that, you know, snowball, which we’ve seen with, I, again, I’m using IAC as an example, Interactive Corp. Safeguard. Uh, I think, uh, Roivan did Roy, I think Roivan, uh, did, did they do a dividend or spin out of, of some of their assets?

Amro Albanna (32:58):

I, I don’t know specifically. Okay. But look, when it comes to dividends, I mean, that’s, that be, that is, you know, again, that’s, that would be one of the path that we would absolutely consider, because again, it’s, it’s a matter of building a product and spinning off the product, capitalizing the product back then you have, right,

Jack Marks (33:16):

And you already have, I mean, I, the, you have, I, I, I, again, my opinion, I think these are early stage, but these are assets that could be spun off separately. You would have made much more value. Like really, I think this is, again, this is down the road. This could be six months, nine months out. But I think this is one of the, this is one of the potentials that you have here, is, again, this, again, from an investor’s perspective, you’re paying 5 million bucks for this. The parts are worth more than the whole right now. I think the parts separately would be worth, you know, 25 million bucks, easily just today’s market easily without, without, even, without, uh, Evofem from closing just yet. So,

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Amro Albanna (33:56):

Yeah, without, I mean, yeah. I mean, look, there is, it is, it is, you know, and you know, you know, as I said earlier, it’s how real and how big could it be, right? Right. So, so with Aditxt, it certainly is a model that we can show. We’ve taken, you know, we’ve taken the path to make sure that Pearsanta is near commercialization, takes a long time and investment and time to get it to that point. Uh, Adimune near regulatory submission, right? Um, Evofem, hopefully near closing. And when you look at the model, now, you start to see how real this could be, and when it comes to how big it could be, look, again, autoimmunity, cancer, women’s health, you know, people can draw their own conclusion of the types of, you know, opportunities that we are, uh, that we are pursuing.

Jack Marks (34:48):

Yeah. So, yeah, look, I mean, our audience, you know, is, you know, our audience is looking for these 10 baggers, you know, stocks that could become 10 x, a hundred x and, uh, it looks like you have a path to get there. There is a path to get there. Just, I think just, just even closing the Evofem deal again, they’re doing $20 million, you know, I think you could add some value again, you know, we’ll, we’ll see. But I think you could add some value and where the things should be inside of Aditxt. Um, and again, because I, it, it is kind of a special situation, but I, I believe that once you close that deal, the Aditxt should be worth, you know, 5x their revenue. So at least a hundred million because plus your other, you know, the other, the pipeline of opportunities that you have.

(35:36):

So you have almost a built in, uh, it sa I mean, it’s, it’s a 20 bagger, it’s a 20x upside from here, potentially just short term. Again, it, this is high risk. This is not a guarantee. All these stocks, again, any stock can go to zero. This is basically, this is pure public venture capital. That’s what this stock is. ADTX. Yeah, absolutely. It’s, it’s a venture capital investment. I mean, it could either become a hundred bagger, it could, again, you can make a hundred times the money, or it could go to zero. We don’t know. It could be, you know, anywhere on that spectrum, which is what makes it interesting, right? We’ve had stocks literally go a hundred x 500 x, not 500%, but 500 times. You know, it took, took, took some years. But, you know, they happened, like, like, uh, Taser now known as, uh, Axon, uh, uh, MicroStrategy was one of our early clients. Uh, but anyway,

Amro Albanna (36:25):

MicroStrategy was one of your other clients?

Jack Marks (36:27):

Yeah, yeah, yeah. What’s his name? Uh, Michael Sailor. This is a little, I mean, I, I don’t know if he know I’m, I’m actually, uh, kind of old. Michael Sailor was one of our clients, or in the ninth, early on when they started out. And, and, you know, it was the dotcom. The stock went up literally a hundred x the guy and the guy, I mean, this guy’s been at it for almost 30 years now.

Amro Albanna (36:47):

Yeah. Yeah. Michael Sailor. Yeah. MicroStrategy. Yeah.

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Jack Marks (36:51):

Unbelievable salesmen. And, you know, and people, and he’s had, it’s, he’s had the same thing forever. Yeah. Everybody, everywhere. He’s had all doubters, haters people saying, oh, it’s a scam. It’s this and that. It, it just, it just, it’s, it’s, it’s proven to be one of the big winners of all time. Just like, uh, you know, that, uh, Axon, a lot of companies. Um, so yeah, so this, you know, uh, you could, you could be the next and micro strategy. I mean, uh, the, in the, in the healthcare space, you know, um, there’s, there’s, there’s, there’s a lot of opportunities. Safeguard Scientific also was one of our cl, but the, we worked with them when they were already mature. They were, we, we weren’t worth them, or, because I think they started in 1950s or 60s, it was, but that was a massive success.

(37:32):

So bottom line is you’ve got multiple shots. This, this stock has multiple paths for, for that 10 bagger upside. Um, again, I love the fact that right now people can get in at a $5 million valuation. Right here, it’s dirt cheap. Um, okay. Amro, I wanna ask you, okay, so let’s talk about, uh, what, what I think what the market wants is what are the upcoming catalysts? In other words, what, what do you have coming up in the next, I don’t know if you wanna share too much, but like, let’s say in the next 90 days, if you can give us kind of a roadmap of what the market could expect in terms of news flow?

Amro Albanna (38:08):

Right? So, um, obviously I’m gonna stick to things that we’ve talked about publicly as far as milestones, right? Um, so, you know, Evofem closing would be a major milestone for us. Uh, it comes with its own conditions, and I think that would be a major milestone for us. Um, you know, Evofem, since we’re talking about them, uh, when it comes to expanding their product portfolio and expanding their distribution in the US and internationally, in fact, they just announced, uh, something couple days ago. So that, those are milestones when it comes to growing, uh, Evofem. Pearsanta when it comes to validation, right? Completing the validation and going commercial would be a major milestone for Pearsanta. And that’s within, you know, let’s talk about the next, maybe from now until end of the year. Those are, those are the type of things that we talked about publicly before.

(38:57):

Um, filing and submitting regulatory for regulatory approval for Adimune would be a major milestone. Now, whether or not we can get approval, you know, uh, within that time, I don’t know. But if we do, that becomes a major, uh, inflection point. So, the nice thing about, you know, the important thing here, Jack, about Aditxt is, again, we’re not a single molecule company. We’re not a single technology company where milestones come, you know, every once, every once in a while. We have multiple activities, multiple companies, and multiple milestones. And we truly, our DNA, again, no pun intended, is to share with our stakeholders what we, what we plan. And as we move forward, we’ll share both, you know, the things that we can accomplish and the things that we were not able to accomplish. But we, you know, it’s, it’s an important six months for the company. This year is an important year to transition Aditxt beyond speculative stage.

Jack Marks (39:52):

Okay, no, very interesting. Now, what about, again, you have probably a pipeline of, of deals, other opportunities you’re looking at, like, uh, what, what types of situations are you looking at and can we expect to see any more you picking up any more, uh, you know, additional assets into this, into this, you know, unicorn farm?

Amro Albanna (40:12):

So it is our business model to always be, you know, on the lookout for future assets, right? So diagnostic space is certainly one, uh, therapeutics. Um, additional products for existing companies like women, you know, like Evofem, um, look, AI, no one, you know, you can’t ignore AI when it comes to health. And what’s happening right now with some of the assets that really are looking for home, uh, is, is pretty fascinating. So, yeah, there is, uh, you know, I would say there is no shortage of promising innovations out there. Um, they would just be, uh, you know, uh, they would need the right business environment and business infrastructure to realize that value. So the answer is, is yes, Jack, we’re always on the lookout for new assets.

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Jack Marks (41:01):

Okay. Excellent. Um, Amro, let’s wrap up. You know, one of the questions I always like to ask CEOs is, um, you know, in your opinion, you know, what are the top three reasons why investors should consider, uh, ADTX today?

Amro Albanna (41:19):

It’s, it’s, look, as an investor, not traders, I always separate traders. Traders will do what traders will do. But as an investor, if you’re, if you’re, you know, understanding the, the venture nature of Aditxt, you gotta really begin with the issues and the challenges we’re addressing. Is autoimmunity a real challenge? The answer is a hundred percent yes. Is cancer a real challenge? A hundred percent, yes. Um, you know, uh, uh, you know, uh, women’s health, is it an opportunity that deserves attention? The the answer is yes. So that’s number one. You gotta ask yourself how big the opportunities are, number one, and I believe we are, we are pursuing major opportunities in the, in the marketplace. Then number two, you know, how real is Aditxt? Is it a PowerPoint presentation, or have we done so much work to position us for, you know, for success? And the data is out there, people can look at it, look at what we’ve done with Pearsanta, what we’ve done with Adimune, what we’re doing with, with Evofem, right? And then finally, uh, the value. Well, uh, you know, you know, $5 million make of it what you will, it’s $5 million, right?

Jack Marks (42:31):

It’s free. I mean, you’re basically getting the stock for free,

Amro Albanna (42:33):

Right? You know, and I think there are reasons, even at a macro level with market conditions right now, and access to capital. And there are, right? But, you know, we’re not a billion dollar company and, you know, a company like us, you know, we must, we must show that first success, I believe, to, to be able to gain momentum. So from an investor point of view, they have to value the opportunity, um, value how real it is and what it is, and value the risk, and they can make that determination as far as participating in a company, uh, like Aditxt.

Jack Marks (43:14):

You know, actually, Amro, you, I think you, you, you, you brought this up several times. I think it’s a very important point that, uh, you know, I think what the market is waiting for, right? The real, the kind of the real inflection point. Like, again, you have multi these things up. The real inflection point is when you have that one event, which is gonna, you know, really, uh, give you that credibility where the market’s gonna be excited about, again, that could be closing the Evofem deal. That could be number one, but it could be any of these things. ‘cause you know, the reality is the company’s still early stage, right? And there’s a lot of, a lot of biotech companies, a lot. I mean, I don’t know, there’s hun literally hundreds of biotech, health tech companies, early stage. They all have promises or whatever. But once, but, but once you actually deliver something tangible, a real milestone, again, I think the Evofem deal, which is I think should be relatively easy to do, and that’s coming up, you know, two months, we’re two months away from that almost, uh, that puts you on the map.

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(44:12):

And that kind of like, people wake up and then all of a sudden, you know, the valuation of the stock explodes. ‘cause people say, okay, we’ve seen what they’ve done. What else can they do? So the opportunity, again, I’m looking at from the perspective, the opportunity is, you know, it’s like, like Wayne Gretzky, you know, the great hockey player. They asked him, you know, Wayne, how, how did you become so successful as a hockey player? And he said, you know, most hockey players, they, they chase, they chase, they skate after the puck. They chase after the puck. I go to where I know the puck is heading. So you have to be positioned early, you gotta be like, you know, the surfer, you gotta be in the water because you can get in early, and you, you gotta be in the water ready for that wave to to happen.

(44:54):

Where most, most investors are gonna be on, they’re on the sand, they’re on the beach right now, they’re waiting for the wave, but by the time they run in, the, the thing could be already, you know, 10 x higher. And again, let me repeat for the millionth time is what I love about these stocks. When they’re in a low valuation at a, let’s say a 5 million, where you are right now is even if the stock goes up a thousand percent, it goes up 10 x, you are still at only a $50 million valuation, which is cheap in the biotech space. It’s, it would be actually very cheap, especially, you know, if you, uh, you know, with the closing of Evofem, because you know, by that, that in itself, it should be worth, I don’t know, 5x, a hundred million by itself. You know, if you, if you, it can add some value. Um, anyway, it’s, I, I don’t wanna get too far ahead, but <laugh>, uh, Amro um, so, okay, bottom line is, um, what can we, what kind of news full, I asked about the news full, but you have some, you have some news that we can expect over the next couple of weeks that people should, uh, pay attention to.

Amro Albanna (45:59):

Uh, so, you know, it’s the milestones that we talked about publicly, Jack, and again, we, we truly, you know, we like to share the news and the news flow. Um, you know, as you know, when, when they happen, of course, um, again, you know, Evofem as we, you know, as we accomplish even smaller milestones, we like to go out and we like to put ’em out there, Pearsanta again, going with validation. So, look, I mean, we, the way I, I know I’m not answering your question, question directly, but milestones, we want to announce ‘em and we do. Okay.

Jack Marks (46:31):

I like that. It’s gonna, it’s gonna be a surprise. It’s gonna be a surprise. But, but I’m looking, looking at your stock, there has been steady news flow, which is important, you know? Yeah. It’s not like a company. It’s, there’s, there’s a regular news flow. So it’s good, you know, I think it’s actually, Amro, what you’re doing is actually very smart. Don’t tell people what, what’s gonna happen, because then it’s gonna be baked into the stock. This way, if there’s a surprise, then the stock could run because it was a surprise. That’s, you know, so it’s always, it’s always that, you know, buy the rumor or sell the news thing. So, uh, okay. Uh, any questions we have? Uh, okay, we’ve got a bunch of people watching. We don’t have any, we have any questions coming up here? Uh, no questions. Okay. Uh, Amro, uh, I wanna thank you for joining us. Thank you everybody for joining the live stream, and, um, we’ll have you back on probably after the next, uh, news event.

Amro Albanna (47:18):

That sounds good. Thanks again, Jack. Appreciate it. Thanks everyone.

Jack Marks (47:21):

Thank you again. We’ll see you on the next one.

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